Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
October 06, 2015	INVESTOR CONTACT
Bob East, Westwicke Partners
443.213.0500 | diplomat@westwicke.com

MEDIA CONTACT
Jenny Cretu, Diplomat
810.768.9370 | press@diplomat.is

Shawn Cline Tomasello and Benjamin Wolin appointed to Diplomat Board of Directors

FLINT, Mich. — Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent specialty pharmacy, has announced the appointment of Shawn Cline Tomasello and Benjamin Wolin to the board of directors on Oct. 06, 2015. Ms. Tomasello and Mr. Wolin’s appointment as independent directors meets the requirements of the NYSE and they will join the following members of Diplomat’s board of directors to maintain the size of seven directors: Phil R. Hagerman, Diplomat chairman and CEO, Sean M. Whelan, director and chief financial officer of Diplomat, Gary W. Kadlec, director and president of Diplomat, David C. Dreyer, independent director and chief financial officer of BIOLASE, Inc., and Kenneth Klepper independent director and past president and chief operating officer of Medco Health Solutions, Inc. Concurrently, Mr. Wolin was appointed to the Audit Committee of the board and Gary Kadlec, Diplomat’s president and a board director, resigned from such Committee.

Ms. Tomasello has considerable drug commercialization, business development, mergers and acquisitions and compliance experience and expertise from her employment. Ms. Tomasello most recently served as the chief commercial officer of Pharmacyclics Inc., a pharmaceutical manufacturer recently acquired by AbbVie, Inc., a position she held from August 2014 to July, 2015. From April 2005 to August 2014, Ms. Tomasello was employed at Celgene Corporation, initially as the vice president, sales and training and most recently as president of the Americas, hematology and oncology, where she was responsible for all aspects of the commercial organization encompassing multiple brands spanning 11 indications. Prior to joining Celgene Corporation, Ms. Tomasello was with Genentech, Inc. from 1989 through 2005. Her last position at Genentech was national director, hematology franchise from early 2003 to April 2005.

Mr. Wolin has extensive technology, public company board governance, entrepreneurial, and financial expertise. Mr. Wolin is the co-founder, CEO and a member of the board of directors of Everyday Health, Inc., a leading provider of digital health and wellness solutions, since January 2002. From September 1999 until December 2001, Mr. Wolin served as vice president of production and technology for Beliefnet, Inc., an online provider of religious and spiritual information. Previously, Mr. Wolin served as web producer for Tribune Interactive, Inc., a multimedia corporation, and held several consulting positions with interactive companies.

“Shawn Cline Tomasello and Benjamin Wolin are valuable additions to Diplomat’s board of directors,” said Phil Hagerman, chairman and CEO of Diplomat. “Shawn brings significant expertise in the pharmaceutical manufacturing industry and her critical insight will be valuable as we evaluate opportunities for Diplomat. Benjamin’s experience as the principal executive officer and a director of a company that recently completed an initial public offering provides him with unique insights into the dynamics and governance of a growing company. I’m confident that Shawn and Benjamin will make an important and positive impact on Diplomat.”

To learn more about Diplomat, visit www.diplomat.is.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. These statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. For a discussion of such risks and uncertainties, you should review Diplomat’s filings with the Securities and Exchange Commission, including “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2014 and in subsequent reports filed with or furnished to the Securities and Exchange Commission. Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

About Diplomat

Diplomat (NYSE: DPLO) serves patients and physicians in all 50 states. Headquartered in Flint, Michigan, the company focuses on medication management programs for people with complex chronic diseases, including oncology, immunology, hepatitis, multiple sclerosis, HIV, specialized infusion therapy and many other serious or long-term conditions. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients, and the rest falls into place.” Today, that tradition continues—always focused on improving patient care and clinical adherence. For more information visit www.diplomat.is. Follow us on Twitter and LinkedIn and like us on Facebook.

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